UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2015

KYTHERA
BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35663	03-0552903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30930 Russell Ranch Road, Third Floor

Westlake Village, California 91362

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (818) 587-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On February 10, 2015 (the “Effective Date”), KYTHERA Biopharmaceuticals, Inc. (the “KYTHERA”) and the Company’s wholly-owned subsidiary, KYTHERA Holdings, Ltd. (“KHL” and together with KYTHERA, the “Company”), entered into two license agreements acquiring intellectual property rights for a clinical-stage product candidate for the treatment of hair loss.

Actelion Agreement

On the Effective Date, the Company entered into a License Agreement (the “Actelion Agreement”) with Actelion Pharmaceuticals, Ltd. (“Actelion”) pursuant to which Actelion granted to KHL (1) an exclusive worldwide sublicensable license (the “Actelion License”) under certain intellectual property rights (the “Actelion Rights”), including patent rights covering setipiprant, a clinical-stage selective and potent oral antagonist to the prostaglandin D2 (PGD2) receptor and (2) a non-exclusive, sublicensable, transferable royalty-free license to certain related know-how and patents. Pursuant to the Actelion Agreement, KHL is responsible for the research, development, manufacture and commercialization of any licensed products pursuant to the agreement. Actelion has agreed to transfer certain technology, regulatory filings, safety information, and manufacturing information to KHL.

In consideration for the Actelion License, KHL has agreed to pay Actelion an upfront fee of $1.5 million, as well as payments of up to a maximum of approximately $26 million per product developed under the agreement (each, an “Actelion Product”) upon the achievement of certain development and regulatory milestones with respect to each Actelion Product. As further consideration for the Actelion License, KHL has agreed to pay Actelion single digit royalties on net sales of Actelion Products (including pursuant to sublicenses by KHL), subject to certain conditions and exceptions.

The term of the Actelion Agreement commences on the Effective Date and runs through the expiration of KHL’s payment obligations to Actelion, provided that Actelion’s right to receive royalties will expire on a product-by-product and country-by-country basis upon the later of seven years after the first commercial sale of each Actelion Product, and the expiration of the last to expire patent rights covering each Actelion Product under the laws of such country. KHL may terminate the Actelion Agreement at-will, in whole or on a per-product basis, upon 90 days’ written notice to Actelion, except that KHL generally may not terminate at-will during an ongoing clinical trial. The Actelion Agreement may also be terminated by either party in the event of an uncured material breach by, or the insolvency of, the other party. In the event that KHL has the right to terminate the Actelion Agreement as a result of Actelion’s uncured material breach, KHL may, in lieu of terminating the agreement, retain the Actelion License subject to KHL’s fulfillment of 50% of its payment obligations under the agreement. In the event of Actelion’s insolvency, Actelion has agreed to irrevocably assign to KHL the patent rights under the Actelion Agreement.

The Actelion Agreement contains, among other provisions, customary representations and warranties by the parties, customary audit rights, intellectual property protection covenants, certain indemnification rights, limitations of liability and customary confidentiality provisions. Additionally, KHL’s performance under the Actelion Agreement is guaranteed by KYTHERA.

Penn Agreement

On the Effective Date, the Company entered into a License Agreement (the “Penn Agreement”) with the Trustees of the University of Pennsylvania (“Penn”) pursuant to which Penn granted to KHL an exclusive worldwide sublicensable right and license (the “Penn License”) under certain patent rights (the “Penn Patent Rights”) covering the use of PGD2 receptor antagonists for the treatment of hair loss, subject to certain rights retained by Penn relating to educational and non-commercial research activities, as well as uses outside of the field of hair growth and removal. Pursuant to the Penn Agreement, KHL has agreed to perform certain diligence activities, including submitting an updated development plan to Penn, achieving certain specified diligence events, and submitting regular progress reports to Penn.

In consideration for the Penn License, KHL has agreed to pay to Penn (1) upfront fees totaling $100,000, payable in two installments, (2) an annual license maintenance fee commencing on the third anniversary of the Effective Date, (3) milestone payments of up to a maximum of approximately $4.1 million per product developed under the Penn License (each, a “Penn Product”), (4) single digit royalties on annual net sales of each Penn Product, subject to certain customary conditions and exceptions and (5) a percentage of sublicense income.

The term of the Penn Agreement commences on the Effective Date and runs through the expiration or abandonment of the last to expire of the Penn Patent Rights. The Penn Agreement may be earlier terminated by KHL at any time upon 60 days’ written notice provided that KHL ceases to use the Penn License and to make, use or sell any Penn Product. The Penn Agreement may also be terminated by Penn in the event of KHL’s uncured material breach of the agreement, including certain specified acts of breach by KHL, as well as the insolvency of KHL.

The Penn Agreement contains, among other provisions, customary representations and warranties by the parties, audit rights of Penn, intellectual property protection, certain indemnification rights, limitations of liability and customary confidentiality provisions. Additionally, KHL’s performance under the Penn Agreement is guaranteed by KYTHERA.

The foregoing descriptions of the material terms of the Actelion Agreement and Penn Agreement are qualified in its entirety by the terms of each of the license agreements, which the Company intends to file as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2015	KYTHERA BIOPHARMACEUTICALS, INC.

By:
/s/ John W. Smither

John W. Smither
Chief Financial Officer